Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF WARNER CHILCOTT LIMITED

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the June 10, 2014 issuance of the $3.7 billion aggregate principal amount of notes by Actavis Funding SCS (the “New Notes”), (ii) the acquisition of Forest Laboratories, Inc. (“Forest”) by Actavis plc, which was closed on July 1, 2014 (“Forest Acquisition”), (iii) the acquisition of Aptalis Holdings Inc. (“Aptalis”) by Forest, which was closed on January 30, 2014 (“Aptalis Acquisition”), (iv) the acquisition of Warner Chilcott plc (“Legacy Warner Chilcott”), which was closed on October 1, 2013 (Warner Chilcott Acquisition”) and (v) the related financing to fund the acquisitions on historical financial position and results of operations of Actavis.

The fiscal years of Warner Chilcott Limited, Warner Chilcott plc, Forest and Aptalis ended on December 31, December 31, March 31 and September 30, respectively. The following unaudited pro forma combined balance sheet is prepared based on the historical consolidated balance sheets of Warner Chilcott Limited and Forest as of June 30, 2014. The following unaudited pro forma combined statement of operations is prepared based on (i) historical consolidated statement of operations of Warner Chilcott Limited for the fiscal year ended December 31, 2013 and the six months ended June 30, 2014, (ii) historical consolidated statement of operations of Warner Chilcott plc for the nine months ended September 31, 2013, (iii) historical consolidated statement of operations of Forest for the twelve months ended December 31, 2013, which was derived by adding the consolidated statement of operations for nine months ended December 31, 2013 and subtracting the consolidated statement of operations for the nine months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended March 31, 2013 and the historical consolidated statement of operations of Forest for the six months ended June 30, 2014, which was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 and adding the consolidated statement of operations for the fiscal year ended March 31, 2014 from and to the consolidated statement of operations for the three months ended June 30, 2014 and (iv) historical consolidated statement of operations of Aptalis for the twelve months ended December 31, 2013, which was derived by adding the consolidated statement of operations for the three months ended December 31, 2013 and subtracting the consolidated statement of operations for the three months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended September 30, 2013 and the historical consolidated statement of operations of Aptalis for the one month ended January 31, 2014.

The following unaudited pro forma combined balance sheet as of June 30, 2014 and unaudited pro forma combined statement of operations for the six months ended June 30, 2014 are based upon and derived from the historical unaudited financial information of Warner Chilcott Limited (which are included in the registration statement on Form S-4 of Warner Chilcott Limited filed on September 29, 2014), historical audited financial information of Forest (which are available in Forest’s Annual Report on Form 10-K for the year ended March 31, 2014) and historical unaudited financial information of Forest for the quarter ended December 31, 2013 and June 30, 2014 (which are available on Forest’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 filed on February 6, 2014 and in Forest’s unaudited financial statements for the quarter ended June 30, 2014, which are included in Exhibit 99.2 to the Form 8-K to which this Exhibit is attached). The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2013 are based upon and derived from the historical audited financial statements of Warner Chilcott Limited (which are included in the registration statement on Form S-4 of Warner Chilcott Limited filed on September 29, 2014), historical unaudited financial information of Warner Chilcott plc (which are included in Actavis plc’s Current Report on Form 8-K filed on March 25, 2014), historical audited financial information of Forest (which are available in Forest’s Annual Report on Form 10-K for the year ended March 31, 2014), historical unaudited financial information of Forest (which are available on Forest’s Quarterly Report for the quarter ended December 31, 2013), historical audited financial information of Aptalis (which are available in Forest’s Current Report on Form 8-K filed on January 27, 2014) and historical unaudited financial information of Aptalis (which are included in Actavis plc’s Current Report on Form 8-K filed on March 25, 2014).

The Forest Acquisition, the Aptalis Acquisition and the Warner Chilcott Acquisition have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The unaudited pro forma combined financial statements set forth below primarily give effect to the following:

•	Effect of application of the acquisition method of accounting in connection with the acquisitions;

•	Effect of repayment of certain existing debt facilities and new borrowings under new debt facilities to fund the acquisitions; and

•	Effect of transaction costs in connection with the acquisitions and financings.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the acquisitions of Forest and Aptalis are based on a preliminary estimate of fair value as of June 30, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets and certain other assets and liabilities. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Preliminary fair value estimates may change as additional information becomes available.

The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2013 and the six months ended June 30, 2014 assumes the completion of the transactions occurred on January 1, 2013. The unaudited pro forma combined balance sheet as of June 30, 2014 assumes the transactions occurred on June 30, 2014, except for the acquisition of Warner Chilcott plc and Aptalis and their related financing, which were already reflected in Warner Chilcott Limited’s and Forests’ historical balance sheet as of June 30, 2014, respectively. The unaudited pro forma combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisitions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Warner Chilcott Limited will experience after the acquisitions. In addition, the accompanying unaudited pro forma combined statement of operations does not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Forest, Aptalis and Warner Chilcott plc as presented in their respective consolidated financial statements have been reclassified to conform to the historical presentation in Warner Chilcott Limited’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information.

This unaudited pro forma combined financial information should be read in conjunction with the accompanying notes as well as the historical consolidated financial statements and related notes of Warner Chilcott Limited, Forest and Aptalis incorporated by reference into this prospectus.

Warner Chilcott Limited

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2014

(In millions)	Historical Warner Chilcott Limited	Historical Forest (4)	Forest Acquisition Adjustments	Financing Adjustments	Footnote Reference	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$4,293.1	$3,424.2	$(7,166.6)	$681.0	7e, 7j	$1,231.7
Marketable securities	2.5	—	—	—		2.5
Accounts receivable, net	1,566.3	603.4	—	—		2,169.7
Receivable from parents	231.3	—	—	—		231.3
Inventories, net	1,633.3	491.6	1,233.9	—	7b	3,358.8
Prepaid expenses and other current assets	531.3	306.2	0.3	—	7b, 7f	837.8
Current assets held for sale	37.6	—	89.4	—	7b	127.0
Deferred tax assets	203.4	399.1	—	—		602.5

Total current assets	8,498.8	5,224.5	(5,843.0)	681.0		8,561.3

Property, plant and equipment, net	1,531.3	382.0	(159.7)	—	7b	1,753.6
Investments and other assets	164.6	193.1	(33.3)	5.9	7f, 7k	330.3
Deferred tax assets	109.6	—	—	—		109.6
Product rights and other intangibles	7,528.0	5,070.3	8,875.2	—	7b	21,473.5
Goodwill	8,181.4	1,050.7	14,757.0	—	7c	23,989.1

Total assets	$26,013.7	$11,920.6	$17,596.2	$686.9		$56,217.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,439.8	$1,310.6	$29.5	$—	7b, 7f	$3,779.9
Payables to parents	972.5	—	—	—		972.5
Income taxes payable	75.5	—	—	—		75.5
Current portion of long-term debt and capital leases	1,588.8	—	—	200.0	7l	1,788.8
Deferred revenue	39.5	—	—	—		39.5
Current liabilities held for sale	—	—	—	—		—
Deferred tax liabilities	29.8	—	279.3	—	7d	309.1

Total current liabilities	5,145.9	1,310.6	308.8	200.0		6,965.3

Long-term debt and capital leases	10,742.6	3,000.0	—	457.0	7m	14,199.6
Deferred revenue	40.6	—	—	—		40.6
Other long-term liabilities	261.1	61.2	81.3	—	7f	405.6
Other taxes payable	199.3	497.5	56.8	—	7f	753.6
Deferred tax liabilities	677.7	766.5	2,888.2	—	7d	4,332.4

Total liabilities	17,067.2	5,635.8	3,335.1	657.0		26,695.1

Commitments and contingencies
Equity:
Member’s Capital	8,056.5	(3,032.9)	23,603.1	—	7g	28,626.7
Retained earnings (accumulated deficit)	794.7	9,311.6	(9,332.9)	29.9	7h, 7n	803.3
Accumulated other comprehensive income	90.3	6.1	(9.1)	—	7i	87.3

Total stockholders’ equity	8,941.5	6,284.8	14,261.1	29.9		29,517.3
Noncontrolling interest	5.0	—	—	—		5.0

Total equity	8,946.5	6,284.8	14,261.1	29.9		29,522.3

Total liabilities and equity	$26,013.7	$11,920.6	$17,596.2	$686.9		$56,217.4

See the accompanying notes to the unaudited pro forma combined financial information.

Warner Chilcott Limited

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2014

(In millions, except for per share data)	Historical Warner Chilcott Limited	Historical Forest (4)	Historical Aptalis (5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Financing Adjustments	Footnote Reference	Pro Forma
Net revenues	$5,322.3	2,258.9	65.6	—		$2,324.5	$(16.7)	$—	8k	$7,630.1

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	2,589.5	543.2	19.5	—		562.7	(16.7)	—	8k	3,135.5
Research and development	329.5	360.2	12.9	—		373.1	36.3	—	8l	738.9
Selling and marketing	574.6	699.9	9.6	—		709.5	48.0	—	8l	1,332.1
General and administrative	539.0	434.4	68.8	38.7	8g	541.9	(14.4)	—	8m	1,066.5
Amortization	847.1	81.8	5.3	19.0	8h	106.1	886.7	—	8n	1,839.9
Loss on asset sales, impairments, and contingent consideration adjustment, net	21.7	—	0.2	—		0.2	—	—		21.9

Total operating expenses	4,901.4	2,119.5	116.3	57.7		2,293.5	939.9	—		8,134.8

Operating income / (loss)	420.9	139.4	(50.7)	(57.7)		31.0	(956.6)	—		(504.7)

Non-Operating income (expense):
Interest income	2.2	13.8	—	—		13.8	—	—		16.0
Interest expense	(151.9)	(87.1)	(60.6)	53.5	8i	(94.2)	—	(56.4)	8p	(302.5)
Other income (expense), net	(30.8)	4.3	—	—		4.3	—	—		(26.5)

Total other income (expense), net	(180.5)	(69.0)	(60.6)	53.5		(76.1)	—	(56.4)		(313.0)

Income / (loss) before income taxes and noncontrolling interest	240.4	70.4	(111.3)	(4.2)		(45.1)	(956.6)	(56.4)		(817.7)
Provision / (benefit) for income taxes	81.3	(74.7)	16.0	(1.0)	8j	(59.7)	(200.9)	(17.1)	8o, 8q	(196.4)

Net income / (loss)	159.1	145.1	(127.3)	(3.2)		14.6	(755.7)	(39.3)		(621.3)
(Income) attributable to noncontrolling interest	(0.3)	—	—	—		—	—	—		(0.3)

Net income / loss attributable to member	$158.8	145.1	(127.3)	(3.2)		$14.6	$(755.7)	$(39.3)		$(621.6)

See the accompanying notes to the unaudited pro forma combined financial information.

Warner Chilcott Limited

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

Warner Chilcott Limited—Pro Forma Statement of Operations

For the year ended December 31, 2013

(In millions, except for per share data)	Historical Warner Chilcott Limited	Historical Legacy Warner Chilcott plc (6)	Warner Chilcott Acquisition and Financing Adjustments	Footnote Reference	Warner Chilcott Limited Subtotal - After the Warner Chilcott Acquisition	Historical Forest (4)	Historical Aptalis (5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Financing Adjustments	Footnote Reference	Pro Forma
Net revenues	$8,677.6	$1,807.0	$(16.4)	8a	$10,468.2	$3,368.5	$705.1	$—		$4,073.6	$(31.0)	$—	8k	$14,510.8

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	4,690.7	227.0	(18.3)	8a, 8b	4,899.4	642.8	169.2	—		812.0	(31.0)	—	8k	5,680.4
Research and development	616.9	86.0	0.4	8b	703.3	836.6	76.8	—		913.4	72.5	—	8l	1,689.2
Selling and marketing	1,020.3	322.0	—		1,342.3	1,151.7	101.7	—		1,253.4	96.0	—	8l	2,691.7
General and administrative	1,003.1	250.0	(63.3)	8b, 8c	1,189.8	445.6	93.8	(8.9)	8g	530.5	88.6	—	8m	1,808.9
Amortization	842.7	329.0	383.6	8d	1,555.3	127.1	74.5	216.7	8h	418.3	1,513.3	—	8n	3,486.9
Goodwill impairment	647.5	—	—		647.5	—	—	—		—	—	—		647.5
Loss on asset sales, impairments, and contingent consideration adjustment, net	255.2	—	—		255.2	2.1	5.8	—		7.9	—	—		263.1

Total operating expenses	9,076.4	1,214.0	302.4		10,592.8	3,205.9	521.8	207.8		3,935.5	1,739.4	—		16,267.7

Operating (loss)/income	(398.8)	593.0	(318.8)		(124.6)	162.6	183.3	(207.8)		138.1	(1,770.4)	—		(1,756.9)

Non-Operating income (expense):
Interest income	4.8	—	—		4.8	21.0	0.4	—		21.4	—	—		26.2
Interest expense	(239.8)	(179.0)	100.1	8e	(318.7)	(3.5)	(74.7)	(73.3)	8j	(151.5)	—	(112.9)	8p	(583.1)
Other income (expense), net	20.4	—	—		20.4	2.9	(5.9)	—		(3.0)	—	—		17.4

Total other income (expense), net	(214.6)	(179.0)	100.1		(293.5)	20.4	(80.2)	(73.3)		(133.1)	—	(112.9)		(539.5)

(Loss)/income before income taxes and noncontrolling interest	(613.4)	414.0	(218.7)		(418.1)	183.0	103.1	(281.1)		5.0	(1,770.4)	(112.9)		(2,296.4)
Provision / (benefit) for income taxes	111.8	80.0	(43.7)	8f	148.1	26.4	40.0	(67.7)	8j	(1.3)	(371.8)	(34.3)	8o, 8q	(259.3)

Net (loss)/income	(725.2)	334.0	(175.0)		(566.2)	156.6	63.1	(213.4)		6.3	(1,398.6)	(78.6)		(2,037.1)
Loss/(income) attributable to noncontrolling interest	0.7	—	—		0.7	—	—	—		—	—	—		0.7

Net (loss)/income attributable to common shareholders	$(724.5)	$334.0	$(175.0)		$(565.5)	$156.6	$63.1	$(213.4)		$6.3	$(1,398.6)	$(78.6)		$(2,036.4)

1. Description of Transactions

Issuance of Notes: On June 10, 2014, Actavis Funding SCS, a limited partnership (societe en commandite simple), organized under the laws of the Grand Duchy of Luxembourg, an indirect subsidiary of Actavis plc, issued $500.0 million 1.300% notes due 2017, $500.0 million 2.450% notes due 2019, $1,200.0 million 3.850% notes due 2024 and $1,500.0 million 4.850% notes due 2044 (collectively the “New Notes”). Interest payments are due on the New Notes on June 15 and December 15 annually, beginning on December 15, 2014. The guarantors of the debt are Warner Chilcott Limited, Actavis Capital S.à r.l., and Actavis, Inc. Actavis plc will not guarantee the New Notes. The net proceeds from the issuance of the New Notes were used, in part, to refinance the Warner Chilcott 7.75% senior notes due 2018 (the “WC Senior Notes”) and along with borrowings under Actavis’ new senior unsecured term loan facility, other financings and cash on hand at Actavis plc, (a) to complete the acquisition of Forest, (b) to pay related fees and expenses and (c) for general corporate expenses.

Forest Acquisition: On February 17, 2014, Actavis entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Forest, pursuant to which Actavis acquired Forest in a series of merger transactions.

At the effective time of Merger 1, each share of Forest’s common stock issued and outstanding immediately prior to Merger 1 (other than dissenting shares) was converted into the right to receive, at the election of the holder of such share of Forest common stock, (i) a combination of $26.04 in cash, plus .3306 Actavis plc shares (the “Mixed Election”), (ii) $86.81 in cash (the “Cash Election”) or (iii) .4723 Actavis plc shares (the “Stock Election”). On July 1, 2014, the transaction closed and Actavis plc acquired Forest for equity consideration which includes outstanding equity awards (approximately $20.6 billion) and cash consideration (approximately $7.0 billion which was funded in part with cash on hand and financing available on July 1, 2014) of approximately $27.6 billion (the “Forest Acquisition”). Under the terms of the transaction, Forest shareholders received 89.8 million Actavis plc ordinary shares, 6.0 million Actavis plc non-qualified stock options and 1.1 million of Actavis plc share units. The assets acquired and the results of operations of Forest will be included in the Company’s financial statements from the date of acquisition, July 1, 2014.

Aptalis Acquisition: On January 30, 2014, Forest closed the Aptalis Acquisition in a series of merger transactions for an aggregate purchase price equal to the total enterprise value, plus the aggregate exercise price applicable to Aptalis’ outstanding options, plus the amount of closing date cash, minus Aptalis’ existing indebtedness, minus certain selling stockholders’ expenses. Forest funded the Aptalis Acquisition using the proceeds from its debt offerings. Forest’s historical consolidated statement of operations for the six months ended June 30, 2014 includes results of operations of Aptalis’ since February 1, 2014.

Warner Chilcott Acquisition: On October 1, 2013, Actavis acquired Legacy Warner Chilcott plc pursuant to a scheme of arrangement where each Warner Chilcott plc ordinary share was converted into 0.160 of Actavis ordinary share, or $5,833.9 million in equity consideration. Warner Chilcott Limited’s historical consolidated statement of operations for the year ended December 31, 2013 includes results of operations of Legacy Warner Chilcott plc since October 1, 2013.

2. Basis of Presentation

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3. Accounting Policies

Following the acquisition, Actavis began a review of accounting policies of Forest and Aptalis in an effort to determine if differences in accounting policies require adjustment or reclassification of results of operations or of assets or liabilities to conform to Actavis’ accounting policies and classifications. The above valuation includes a preliminary assessment from the accounting policy review.

4. Historical Forest

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined balance sheet represents historical consolidated balance sheet of Forest as of June 30, 2014.

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined statement of operations for the year ended December 31, 2013 was derived by adding the consolidated statement of operations for the nine months ended December 31, 2013 and subtracting the consolidated statement of operations for the nine months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended March 31, 2013 as follows (in millions):

	(A)	(B)	(C)	(D)=(A)+(B)-(C)
	Year Ended March 31, 2013	Nine Months Ended December 31, 2013	Nine Months Ended December 31, 2012	Twelve Months Ended December 31, 2013
Total revenue	$3,094.0	$2,554.7	$2,280.2	$3,368.5

Cost of goods sold	649.1	511.4	471.3	689.2

Gross profit	2,444.9	2,043.3	1,808.9	2,679.3

Operating expenses
Selling, general and administrative	1,558.3	1,307.4	1,185.6	1,680.1
Research and development	963.6	596.3	723.3	836.6

Total operating expenses	2,521.9	1,903.7	1,908.9	2,516.7

Operating (loss) income	(77.0)	139.6	(100.0)	162.6
Interest and other income (expense), net	32.1	12.6	24.3	20.4

Income (loss) before income taxes	(44.9)	152.2	(75.7)	183.0
Income tax (benefit) expense	(12.8)	41.0	1.8	26.4

Net (loss) income	$(32.1)	$111.2	$(77.5)	$156.6

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined statement of operations for the six months ended June 30, 2014 was derived by subtracting the consolidated statement of operations for the twelve months ended December 31, 2013 and adding the consolidated statement of operations for the fiscal year ended March 31, 2014 from and to the consolidated statement of operations for the three months ended June 30, 2014 as follows (in millions):

	(E)	(F)	(G)	(H)=(E)-(F)+(G)
	Year ended March 31, 2014	Nine Months Ended December 31, 2013	Three months ended June 30, 2014	Six months ended June 30, 2014
Total revenue	$3,646.9	$2,554.7	$1,166.7	$2,258.9

Cost of goods sold	760.6	511.4	319.1	568.3

Gross profit	2,886.3	2,043.3	847.6	1,690.6

Operating expenses
Selling, general and administrative	1,986.2	1,307.4	512.2	1,191.0
Research and development	788.3	596.3	168.2	360.2

Total operating expenses	2,774.5	1,903.7	680.4	1,551.2

Operating income	111.8	139.6	167.2	139.4
Interest and other income (expense), net	(30.2)	12.6	(26.2)	(69.0)

Income before income taxes	81.6	152.2	141.0	70.4
Income tax (benefit) expense	(83.7)	41.0	50.0	(74.7)

Net income	$165.3	$111.2	$91.0	$145.1

Financial information presented in the “Historical Forest” column in the unaudited pro forma June 30, 2014 combined balance sheet, statement of operations for the year ended December 31, 2013 and statement of operations for the six months ended June 30, 2014 has been reclassified or classified to conform to the historical presentation in Warner Chilcott Limited’s consolidated financial statements as follows (in millions):

Reclassifications and classifications in the unaudited pro forma combined balance sheet

	Before Reclassification		Reclassification	After Reclassification
Investments and other assets	$193.1	(i)	$—	$193.1
Product rights and other intangibles	5,070.3	(ii)	—	5,070.3
Accounts payable and accrued expenses	1,310.6	(iii)	—	1,310.6
Other taxes payable	497.5	(iv)	—	497.5
Member’s Capital	(3,032.9	)(v)	—	(3,032.9)

(i)	Includes “Marketable securities and investments” of $54.0 million and “Other Assets” of $139.1 million.
(ii)	Represents “License agreements, product rights and other intangibles, net” of $5,070.3 million.
(iii)	Includes “Accounts payable” of $164.4 million and “Accrued and other current liabilities” of $1,146.2 million.
(iv)	Represents $497.5 million of uncertain tax positions.
(v)	Represents “Common stock” of $43.7 million, “Additional paid-in capital” of $2,104.0 million and “Treasury stock, at cost” of $(5,180.6) million

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2013

	Before Reclassification		Reclassification	After Reclassification
Net revenues	$3,368.5	(i)	$—	$3,368.5
Cost of sales	689.2	(ii)	(46.4)	642.8
Selling and marketing	1,680.1	(iii)	(528.4)	1,151.7
General and administrative	—		445.6	445.6
Amortization	—		127.1	127.1
Loss on asset sales, impairments and contingent consideration adjustment, net	—		2.1	2.1
Interest income	20.4	(iv)	0.6	21.0
Interest expense	—		(3.5)	(3.5)
Other income (expense), net	—		2.9	2.9

(i)	Includes “Total revenue” of $3,368.5 million.
(ii)	Includes amortization of $46.4 million.
(iii)	Includes “General and administrative expense” of $445.6 million, “Amortization” of $80.7 million and “Loss on asset sale” of $2.1 million.
(iv)	Includes “Interest and other income (expense), net” of $20.4 million.

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the six months ended June 30, 2014

	Before Reclassification		Reclassification	After Reclassification
Net revenues	$2,258.9	(i)	$—	$2,258.9
Cost of sales	568.3	(ii)	(25.1)	543.2
Selling and marketing	1,191.0	(iii)	(491.1)	699.9
General and administrative	—		434.4	434.4
Amortization	—		81.8	81.8
Loss on asset sales, impairments and contingent consideration adjustment, net	—		—	—
Interest income	(69.0	)(iv)	82.8	13.8
Interest expense	—		(87.1)	(87.1)
Other income (expense), net	—		4.3	4.3

(i)	Includes “Total revenue” of $2,258.9 million.
(ii)	Includes amortization of $25.1 million.
(iii)	Includes “General and administrative expense” of $434.4 million and “Amortization” of $56.7 million.
(iv)	Includes “Interest and other income (expense), net” of ($69.0) million.

5. Historical Aptalis

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined statement of operations for the year ended December 31, 2013 was derived by adding the statement of operations for the three months ended December 31, 2013 and subtracting the statement of operations for the three months ended December 31, 2012 to and from the statement of operations for the fiscal year ended September 30, 2013 as follows (in millions):

	(A)	(B)	(C)	(D)=(A)+(B)-(C)
	Year Ended September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Twelve Months Ended December 31, 2013
Total revenue	$687.9	$191.5	$174.3	$705.1

Cost of goods sold	146.6	39.9	32.3	154.2
Selling and administrative expenses	172.5	56.6	42.7	186.4
Management fees	7.0	1.9	1.7	7.2
Research and development expenses	65.5	28.8	17.5	76.8
Depreciation and amortization	94.8	20.0	25.3	89.5
Fair value adjustments to intangible assets and contingent consideration	10.0	0.7	2.9	7.8
Gain on disposal of product line	(1.0)	(2.0)	(1.0)	(2.0)
Transaction, restructuring and integration costs	2.4	0.1	0.6	1.9

Total operating expenses	497.8	146.0	122.0	521.8

Operating income	190.1	45.5	52.3	183.3

Financial expenses	68.8	23.8	17.9	74.7
Loss on extinguishment of debt	—	5.3	—	5.3
Interest and other income	(0.4)	(0.1)	(0.1)	(0.4)
Loss (gain) on foreign currencies	0.1	0.1	(0.4)	0.6

Total other expenses	68.5	29.1	17.4	80.2

Income before income taxes	121.6	16.4	34.9	103.1
Income tax expense	34.7	13.5	8.2	40.0

Net income	$86.9	$2.9	$26.7	$63.1

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined statement of operations for the six months ended June 30, 2014 comprises of Aptalis activities for the one month ended January 30, 2014 prior to the close of the Aptalis acquisition.

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2013 has been reclassified to conform to the historical presentation in Warner Chilcott Limited’s consolidated financial statements as follows:

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2013

	Before Reclassification		Reclassification		After Reclassification
Net revenues	$705.1	(i)	$—		$705.1
Cost of sales	154.2		15.0	(viii)	169.2
Selling and marketing	195.5	(ii)	(93.8)		101.7
General and administrative	—		93.8		93.8
Amortization	89.5	(iii)	(15.0	)(viii)	74.5
Loss on asset sales, impairments and contingent consideration adjustment, net	5.8	(iv)	—		5.8
Interest income	0.4	(v)	—		0.4
Interest expense	(74.7	)(vi)	—		(74.7)
Other income (expenses), net	(5.9	)(vii)	—		(5.9)

(i)	Includes “Total revenue” of $705.1 million.
(ii)	Represents “Selling and administrative expenses” of $186.4 million, “Management fees” of $7.2 million and “Transaction, restructuring and integration costs” of $1.9 million.
(iii)	Represents “Depreciation and Amortization” of $89.5 million.
(iv)	Includes “Fair value adjustments to intangible assets and contingent consideration” of $7.8 million and “Gain on disposal of product line” of $(2.0) million.
(v)	Represents “Interest and other income” of $0.4 million.
(vi)	Represents “Financial expenses” of $74.7 million.
(vii)	Includes “Loss on extinguishment of debt” of $5.3 million and “Loss on foreign currencies” of $0.6 million.
(viii)	Represents reclassification of “Depreciation expense” of $15.0 million.

6. Historical Legacy Warner Chilcott plc

Financial information presented in the “Historical Warner Chilcott plc” column in the unaudited pro forma combined statement of operations represents historical consolidated statement of operations of Warner Chilcott plc for the nine months ended September 30, 2013. Results of operations of Warner Chilcott plc after October 1, 2013 (i.e., date of acquisition) are included in “Historical Warner Chilcott Limited” column.

Financial information presented in the “Historical Warner Chilcott plc” column in the unaudited pro forma combined statement of operations has been reclassified to conform to the historical presentation in Warner Chilcott Limited’s consolidated financial statements as follows (in million):

	Before Reclassification		Reclassification	After Reclassification
Selling and marketing	$572.0	(i)	$(250.0)	$322.0
General and administrative	—		250.0	250.0

(i)	Includes $575.0 million of “Selling, general and administrative” and $(3.0) million of “Restructuring (income)/costs.”

7. Unaudited Pro Forma Combined Balance Sheet Adjustments

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined balance sheet at June 30, 2014 are as follows (in millions):

	Note	Amount
Purchase consideration
Fair value of ordinary shares issued	7a	$20,022.5
Fair value of equity awards issued	7a	547.2
Cash consideration	7a	7,070.6

Fair value of total consideration transferred		$27,640.3

Historical book value of net assets acquired
Book value of Forest’s historical net assets as of June 30, 2014		$6,287.3
Less Forest’s M&A costs expected to incur		(74.7)

Net assets to be acquired		$6,212.6

Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed
Inventories, net	7b	$1,233.9
Prepaid expenses and other current assets	7b, 7f	0.3
Current assets held for sale	7b	89.4
Property, plant and equipment, net	7b	(159.7)
Investments and other assets	7f	(33.3)
Product rights and other intangibles, net	7b	8,875.2
Goodwill	7c	14,757.0
Accounts payable and accrued expenses	7b, 7f	(29.5)
Other liabilities	7f	(81.3)
Other taxes payable	7f	(56.8)
Deferred tax liabilities	7d, 7f	(3,167.5)

Total		$21,427.7

a.	“Preliminary estimate of fair value of ordinary shares issued” was estimated based on approximately 271.5 million shares of Forest’s common stock outstanding (excluding restricted stock) as of June 26, 2014, multiplied by the exchange ratio of 0.3306 and Actavis’ share price of $223.05 on June 30, 2014.

Almost all equity awards of Forest were replaced with equity awards of Actavis plc with similar terms, except for restricted stock units with performance conditions. “Preliminary estimate of fair value of equity awards issued” represents the estimated aggregate fair value of Actavis’ replacement awards attributable to the service periods prior to the Forest Acquisition, which is considered as part of purchase consideration, and was calculated based on Forest’s equity awards outstanding (including restricted stock) as of June 26, 2014, multiplied by the exchange ratio of 0.4723 and estimated fair value of equity awards.

Fair value of common stock and equity awards was estimated based on the Actavis’ closing share price on June 30, 2014 of $223.05 per share.

b.	Represents the estimated fair value adjustment to step-up Forest’s inventory, above market lease, assets held for sale and identifiable intangible assets by $1,233.9 million, $6.6 million, $89.4 million and $8,875.2 million to their preliminary fair values of $1,725.5 million, $6.6 million, $89.4 million and $13,945.5 million, respectively. It also represents the estimated fair value adjustment to step-down Forest’s PP&E and below market lease by $159.7 million and $4.1 million to their preliminary fair value of $222.3 million and ($4.1) million, respectively. Refer to Note 7f for additional accounting policy alignments which impact accounts payable.

The estimated step-up in inventory will increase cost of sales as the acquired inventory is sold within the first year after the acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Identified intangible assets, including assets from the Aptalis Acquisition, of $13,945.5 million primarily consist of (i) currently marketed products (“CMP”) of $12,474.0 million (weighted average useful life of 4.8 years), (ii) IPR&D of $1,304.0 million, (iii) other intangible assets such as royalty agreements and technology contracts of $154.0 million (weighted average useful life of 12.8 years) and (v) divested products of $13.5 million. The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, Actavis will make a separate determination of useful life of the IPR&D intangible and amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statement of operations.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangibles, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

c.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustment represents a net increase of Warner Chilcott Limited’s total goodwill by $14,757.0 million to $23,989.1 million after giving effect to the Forest Acquisition.

d.	Represents deferred income tax liabilities of $279.3 million (current) and $2,888.2 million (non-current), resulting from fair value adjustments for the identifiable tangible assets and intangible assets as well as liabilities assumed and other acquisition accounting adjustments, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the assets acquired and liabilities assumed at a 21.0% weighted average statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

e.	Represents cash outflows from the (i) payment of cash purchase consideration of $7,070.6 million and (ii) M&A costs of Warner Chilcott Limited and Forest of $21.3 million and $74.7 million, respectively, which are expected to be incurred.

f.	Represents preliminary adjustments for accounting policy alignment of $(6.3) million in prepaid expenses and other current assets, $(33.3) million in investments and other assets, $25.4 million in accounts payable and accrued expenses, $81.3 million in other long-term liabilities, and $56.8 million in other taxes payable liabilities with the net impact of the alignments impacting goodwill.

g.	Represents the addition of member’s capital (excluding restricted shares) of $20,022.5 million, the addition of member’s capital related to the replacement equity awards (including restricted shares) of $547.2 million and the elimination of Forest’s member’s capital of $3,033.4 million.

h.	Represents the elimination of Forest’s retained earnings of $9,311.6 million, and Warner Chilcott Limited’s estimated M&A costs of $21.3 million.

i.	Represents the elimination of Forest’s historical accumulated other comprehensive income.

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet at June 30, 2014 are as follows (in millions):

j.	The adjustment to cash is as follows:

New senior unsecured term loans	$2,000.0
New Notes	—
Other Financings	—
Redemption of the WC Senior Notes	(1,250.0)
Total financing costs	(5.9)
Interest premium on WC Notes redemption	(63.1)

Total net financing	$681.0

The accompanying unaudited combined financial information is prepared assuming that the Forest Acquisition was funded using long-term financing and cash on hand.

The $29.9 million net gain resulting from the early redemption the WC Senior Notes has been excluded from the unaudited combined statement of operations as it is non-recurring.

k.	Represents deferred financing costs of $5.9 million related to Actavis’ new borrowings to fund the Forest Acquisition.

l.	Represents current portion of new senior unsecured term loans of $200.0 million.

m.	Represents the long-term portion of the new senior unsecured term loans of $1,800.0 million, offset by the repayment in full of the principal of the WC Notes of $1,250.0 million and the write-off of $93.0 million of premium recorded as of June 30, 2014 for the WC Senior Notes. This write-off has been excluded from the unaudited combined statement of operations as it is non-recurring.

n.	Represents the $29.9 million net gain resulting from the early redemption of the WC Senior Notes.

8. Unaudited Pro Forma Combined Statement of Operations Adjustments

Adjustments included in the “Warner Chilcott Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2013 are as follows:

a.	Represents the elimination of net revenues and cost of sales of product sales and royalty payments of $16.4 million between the Company and Legacy Warner Chilcott for the nine months ended September 30, 2013.

b.	Warner Chilcott Limited applied the acquisition method of accounting to the assets acquired and liabilities assumed from Warner Chilcott plc and the property and equipment of Warner Chilcott plc were recorded at fair value and their useful lives were adjusted. The adjustment represents a resulting change in depreciation for the nine months ended September 30, 2013. The change in depreciation is reflected as follows (in millions):

Year Ended December 31, 2013
Cost of sales	$(1.9)
Research and development	0.4
General and administrative	(8.0)

Total	$(9.5)

Note that as a result of the application of the acquisition method of accounting, inventories of Warner Chilcott plc was stepped up by $408.3 million of which $173.5 million and $209.5 million was sold during the fourth quarter of 2013 and the first six months of 2014, respectively, increasing cost of sales in the consolidated statement of operations of Warner Chilcott Limited. Since such inventory step-up does not have a continuing impact, no adjustment was made to the unaudited combined pro forma statement of operations.

c.	Represents the stock-based compensation of $7.3 million in connection with the replacement equity awards granted at the close of the Warner Chilcott Acquisition and removal of M&A costs of $62.6 million recorded by Warner Chilcott Limited and Warner Chilcott plc for the nine months ended September 30, 2013.

d.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the nine months ended September 30, 2013. The company matches amortization over the economic benefit as follows (in millions):

	Fair Value	Nine Months Ended September 30, 2013
CMP intangible assets	$3,021.0	$712.6
IPR&D	1,708.0	—

Non-amortizable	$4,729.0	$712.6

Less historical amortization		329.0

		$383.6

e.	In connection with the Warner Chilcott Acquisition, Warner Chilcott plc’s senior secured credit facilities were refinanced. Giving effect to the refinancing of the $2,000.0 million of Legacy Warner Chilcott’s senior secured credit facilities, with a weighted average interest rate of 1.49%, interest expense including amortization of the debt issuance costs for the nine months ended September 30, 2013 is expected to decrease by $100.1 million.

f.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Warner Chilcott Acquisition and financing using a 20.0% weighted average statutory tax rate of the United States and Puerto Rico, where most of Warner Chilcott plc’s taxable income was generated historically.

Adjustments included in the “Aptalis Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2013 and six months ended June 30, 2014 are as follows:

g.	Represents (i) the reversal of the management fee of $7.2 million for the year ended December 31, 2013 incurred by Aptalis, as the management contract was terminated upon the Aptalis Acquisition and (ii) the reversal of M&A costs of $1.7 million and $38.7 million for the year ended December 31, 2013 and six months ended June 30, 2014, respectively, recorded by Forest and Aptalis in connection with the Aptalis Acquisition.

h.	Represents increased amortization resulting in the Aptalis Acquisition by Forest for the fair value of identified intangible assets with definite lives as follows (in millions):

	Weighted Average Useful Lives	Fair Value	Year Ended December 31, 2013	One Month Ended January 30, 2014
CMP intangible assets	10	$2,912.2	$291.2	$24.3
Less historical amortization			74.5	5.3

			$216.7	$19.0

i.

Represents (a) (i) new interest expense related to the $1,050.0 million of 4.375% notes due 2019 and $750.0 million of 4.875% notes due 2021, issued in January 2014 for the year ended December 31, 2013 and the six months ended June 30, 2014 and (ii) $1,200 million of 5.000% notes due 2021 issued in December 2013 for the year ended December 31, 2013, including amortization of deferred financing costs based on effective interest rate method and (b) the elimination of Aptalis’ historical interest expense of $74.7 million and $60.6 million (inclusive of termination charges) for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, in connection with the repayment of Aptalis’ existing long-term debt in the principal amount of $1,250.0 million upon the Aptalis Acquisition as follows (in million):

	Year Ended December 31, 2013	One Month Ended January 30, 2014
New interest expense from Forest’s 4.375% Notes	$48.4	$4.0
New interest expense from Forest’s 4.875% Notes	37.7	3.1
New interest expense from Forest’s 5.000% Notes	61.9	—
Elimination of Aptalis’ historical interest expense	(74.7)	(60.6)

Total	$73.3	$(53.5)

j.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Aptalis Acquisition and the related financing using a 24.1% weighted average blended statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

k.	Represents the elimination of net revenues and cost of sales of product sales of $31.0 million and $16.7 million for the twelve months ended December 31, 2013 and the six months ended June 30, 2014, respectively, between Warner Chilcott Limited and Forest after the Aptalis Acquisition.

l.	Represents the stock-based compensation in connection with the replacement equity awards granted at the close of the Forest Acquisition.

m.	Represents the stock-based compensation of $88.6 million and $44.3 million for the twelve months ended December 31, 2013 and the six months ended June 30, 2014, respectively, in connection with the replacement equity awards granted at the close of the Forest Acquisition. For the six months ended June 30, 2014, this has been offset by the reversal of M&A costs of $58.3 million and $0.4 million recorded by Warner Chilcott Limited and Forest, respectively in connection with the Forest Acquisition.

n.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2013 and the six months ended June 30, 2014. The increase in amortization expense for intangible assets is calculated as follows (in millions):

	Weighted Average Useful Lives	Fair Value	Year Ended December 31, 2013	Six Months Ended June 30, 2014
CMP intangible assets of Forest	4.8	$12,474.0	$1,919.6	$962.5
Other intangible assets of Forest	12.8	154.0	12.0	6.0
IPR&D of Forest	Non-Amortizable	1,304.0	—	—
Divested product of Forest	Non-Amortizable	13.5	—	—

		$13,945.5	$1,931.6	$968.5

Less historical amortization inclusive of Aptalis deal			418.3	81.8

			$1,513.3	$886.7

o.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Forest acquisition using a 21.0% weighted average blended statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

p.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the new senior unsecured term loans and senior notes as follows (in millions):

	Year ended December 31, 2013	Six months ended June 30, 2014
New senior unsecured term loans	$40.2	$20.1
New senior notes	147.7	73.8
Less historical interest expense and amortization related to the WC Senior Notes	(75.0)	(37.5)

Total net financing	$112.9	$56.4

For the new senior unsecured term loans of $2,000.0 million, a five year maturity was assumed. For the New Notes, various maturity dates were assumed ranging from 2017 to 2044. The interest rate for these new borrowings was 3.7% on a weighted average basis. Interest expense from the cash bridge loans was not reflected in the unaudited combined pro forma statement of operations as it will not have a continuing impact due to the short-term nature.

q.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the financing for the Forest Acquisition using a 21.0% weighted average blended statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.